Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter Results

Philadelphia, PA – March 1, 2022

For Immediate Release	Contact:	Oona McCullough
Executive Director of Investor Relations
(215) 454-4806

URBN Reports Q4 Results

PHILADELPHIA, PA, March 1, 2022 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of the Anthropologie, BHLDN, Free People, FP Movement, Terrain, Urban Outfitters, Nuuly and Menus & Venues brands, today announced net income of $41 million and earnings per diluted share of $0.41 for the three months ended January 31, 2022. For the year ended January 31, 2022, net income was $311 million and earnings per diluted share were a record $3.13.

Due to the material impact of COVID-19 on our business operations in fiscal 2021, including mandated store closures, this release includes a comparison of fiscal 2022 results to fiscal 2020. Management views the comparison of fiscal 2022 results to fiscal 2020 as a meaningful measurement of the Company’s business performance. In addition, adjusted results for the three months ended January 31, 2020, exclude store and goodwill impairment charges and income tax expense related to valuation allowances attributable to net losses of certain foreign operations. See “Reconciliation of Non-GAAP Financial Measures” included at the end of this release for fiscal 2020 adjustments. There were no adjusted financial measures for fiscal 2022.

Total Company net sales for the three months ended January 31, 2022, were a record $1.33 billion. Net sales increased 13.9% compared to the three months ended January 31, 2020. Comparable Retail segment net sales increased 14%, driven by strong double-digit growth in digital channel sales, partially offset by low double-digit negative retail store sales primarily due to reduced store traffic. By brand, comparable Retail segment net sales increased 49% at the Free People Group, 14% at the Anthropologie Group and 3% at Urban Outfitters. Total Retail segment net sales increased 15%. Wholesale segment net sales decreased 22% primarily from reducing the Free People Group’s sales to promotional wholesale customers. Nuuly segment net sales increased by $11.3 million driven by the continued expansion of the number of subscribers since its launch at the end of the second quarter of fiscal 2020.

For the year ended January 31, 2022, total Company net sales increased 14.2% compared to the year ended January 31, 2020. Comparable Retail segment net sales increased 16%, driven by strong double-digit growth in digital channel sales, partially offset by low double-digit negative retail store sales due to reduced store traffic. Wholesale segment net sales decreased 23% primarily from reducing the Free People Group’s sales to promotional wholesale customers. Nuuly segment net sales increased by $39.7 million driven by the continued expansion of the number of subscribers since its launch at the end of the second quarter of fiscal 2020.

“Record fourth quarter sales were driven by positive ‘comps’ at all brands,” said Richard A. Hayne, Chief Executive Officer. “Strong customer response to our early spring offerings bode well for continued sales growth in the first quarter,” finished Mr. Hayne.

Net sales by brand and segment for the three and twelve-month periods were as follows:

	Three Months Ended
	January 31,
	2022	2021	2020
Net sales by brand
Anthropologie Group	$558,699	$431,380	$491,146
Urban Outfitters	474,385	428,102	449,939
Free People Group	276,190	219,279	215,765
Menus & Venues	5,648	2,980	6,759
Nuuly (1)	17,277	6,652	5,969
Total Company	$1,332,199	$1,088,393	$1,169,578

	Three Months Ended
	January 31,
	2022	2021	2020
Net sales by segment
Retail Segment	$1,258,268	$1,013,889	$1,090,552
Wholesale Segment	56,654	67,852	73,057
Nuuly Segment (1)	17,277	6,652	5,969
Total Company	$1,332,199	$1,088,393	$1,169,578

	Twelve Months Ended
	January 31,
	2022	2021	2020
Net sales by brand
Anthropologie Group	$1,794,266	$1,319,063	$1,639,123
Urban Outfitters	1,681,559	1,383,361	1,496,249
Free People Group	1,003,644	711,631	813,371
Menus & Venues	21,570	11,358	27,045
Nuuly (1)	47,724	24,336	8,001
Total Company	$4,548,763	$3,449,749	$3,983,789

	Twelve Months Ended
	January 31,
	2022	2021	2020
Net sales by segment
Retail Segment	$4,248,681	$3,228,200	$3,648,938
Wholesale Segment	252,358	197,213	326,850
Nuuly Segment (1)	47,724	24,336	8,001
Total Company	$4,548,763	$3,449,749	$3,983,789
(1)

The Nuuly segment (formerly known as the Subscription segment) is comprised of the Nuuly Rent and Nuuly Thrift brands. Nuuly Rent began operations on July 30, 2019. Nuuly Thrift began operations on October 12, 2021.

For the three months ended January 31, 2022, the gross profit rate decreased by 97 basis points and the adjusted gross profit rate decreased by 222 basis points compared to the three months ended January 31, 2020. Gross profit dollars increased by $33.5 million to $367.3 million from $333.8 million in the three months ended January 31, 2020. Adjusted gross profit dollars increased by $18.9 million from $348.4 million in the three months ended January 31, 2020. The decrease in adjusted gross profit rate was primarily due to lower initial merchandise markups and an increase in delivery and logistics expenses. Lower initial merchandise markups are primarily due to higher inbound transportation expenses. Delivery expense deleveraged due to the increased penetration of the digital channel and increases in carrier costs per package. Logistics expense deleveraged due to increased wages at our distribution and fulfillment centers in order to attract and retain appropriate levels of employees and the increased penetration of the digital channel. This decrease in adjusted gross profit rate was partially offset by a reduction in merchandise markdown rates in the Retail segment and a leverage in store occupancy expense primarily due to the increased penetration of the digital channel in Retail segment net sales.

For the year ended January 31, 2022, the gross profit rate increased by 172 basis points compared to the year ended January 31, 2020. Gross profit dollars increased by $254.1 million to $1.49 billion from $1.24 billion in the year ended January 31, 2020. The increase in gross profit rate was primarily due to record low merchandise markdown rates for all three brands in the Retail segment for the year and leverage in store occupancy expense due to the increased penetration of the digital channel in Retail segment net sales. This was partially offset by a deleverage in delivery and logistics expenses and lower initial merchandise markups. Delivery expense deleveraged due to the increased penetration of the digital channel and increases in carrier costs per package. Logistics expense deleveraged due to increased wages at our distribution and fulfillment centers in order to attract and retain appropriate levels of employees and the increased penetration of the digital channel.

Lower initial merchandise markups are primarily due to higher inbound transportation expenses. Additionally, during the year ended January 31, 2020, the Company recorded a $14.6 million store impairment charge.

As of January 31, 2022, total inventory increased by $160.2 million, or 39.1%, compared to total inventory as of January 31, 2020. Total Retail segment inventory and Retail segment comparable inventory at cost increased by 46% and 26%, respectively. Both increases were primarily due to the Company continuing to bring certain product categories in earlier to protect against ongoing supply chain disruptions and delays and the increase in inbound transportation costs.

For the three months ended January 31, 2022, selling, general and administrative expenses increased by $32.7 million, or 11.6%, compared to the three months ended January 31, 2020, and expressed as a percentage of net sales, leveraged 48 basis points. The leverage in SG&A as a rate to sales was primarily related to the increased penetration of the digital channel in Retail segment net sales and disciplined store payroll management and overall expense control that was partially offset by an increase in digital marketing and creative expenses during the quarter to support the strong digital sales and customer growth. The growth in SG&A dollars was primarily driven by an increase in digital marketing and creative expenses during the quarter to support the strong digital sales and customer growth partially offset by the reduction in direct selling expenses due to the lower retail store net sales. During the three months ended January 31, 2020, the Company recorded a $13.9 million charge related to goodwill impairment of the Menus & Venues division.

For the year ended January 31, 2022, selling, general, and administrative expense increased by $91.4 million, or 9.2%, compared to the year ended January 31, 2020, and expressed as a percentage of net sales, leveraged 109 basis points. The leverage in selling, general and administrative expenses as a rate to sales was primarily related to disciplined store payroll management and overall expense control and the increased penetration of the digital channel in Retail segment net sales, that was partially offset by a deleverage in digital marketing and creative expenses during the period to support the strong digital sales and customer growth. The increase in dollars was primarily driven by the increase in digital marketing and creative expenses to support the overall growth of the Company partially offset by the reduction in direct selling expenses due to the lower retail store net sales. During the year ended January 31, 2020, the Company recorded a charge of approximately $13.9 million related to goodwill impairment of the Menus & Venues division.

The Company’s effective tax rate for the three months ended January 31, 2022, was 21.1% compared to 50.7% in the three months ended January 31, 2020. The adjusted effective tax rate for the three months ended January 31, 2020 was 28.0%. The decrease in the adjusted effective tax rate for the three months ended January 31, 2022, was primarily due to the ratio of foreign taxable profits to global taxable profits. The Company’s effective tax rate for the year ended January 31, 2022, was 23.2% compared to 29.9% in the year ended January 31, 2020. The decrease in the effective tax rate for the year ended January 31, 2022, was primarily due to the ratio of foreign taxable profits to global taxable profits.

Net income for the three months ended January 31, 2022, was $41 million and earnings per diluted share were $0.41. Net income for the year ended January 31, 2022, was $311 million and earnings per diluted share were a record $3.13.

On August 22, 2017, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program. On June 4, 2019, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a new share repurchase program. During the year ended January 31, 2022, the Company repurchased and subsequently retired 2.0 million common shares for approximately $56 million. During the year ended January 31, 2021, the Company repurchased and subsequently retired 0.5 million common shares for approximately $7 million. As of January 31, 2022, 23.9 million common shares were remaining under the programs.

During the year ended January 31, 2022, the Company opened a total of 56 new retail locations including: 29 Free People Group stores (including 18 FP Movement stores), 17 Urban Outfitters stores, 9 Anthropologie Group stores and 1 Menus & Venues restaurant; and closed 18 retail locations including: 8 Anthropologie Group stores, 5 Free People Group stores, 3 Urban Outfitters stores and 2 Menus & Venues restaurants. During the year ended January 31, 2022, 1 Urban Outfitters franchisee-owned store and 1 Anthropologie Group franchisee-owned store were opened.

Urban Outfitters, Inc., offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 261 Urban Outfitters stores in the United States, Canada and Europe and websites; 238 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 173 Free People stores in the United States, Canada and Europe, catalogs and websites, 10 Menus & Venues restaurants, 2 Urban Outfitters franchisee-owned stores and 1 Anthropologie Group franchisee-owned store, as of January 31, 2022. Free People, FP Movement and Urban Outfitters wholesale sell their products through department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

A conference call will be held today to discuss fourth quarter results and will be webcast at 5:15 pm. ET at: https://edge.media-server.com/mmc/p/8gen97mq

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may contain forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the impacts of public health crises such as the coronavirus (COVID-19) pandemic, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, the effects of the implementation of the United Kingdom's withdrawal from membership in the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions and legal or regulatory changes, any effects of war, terrorism and civil unrest, natural disasters, severe or unseasonable weather conditions (including as a result of climate change) or public health crises, increases in labor costs, increases in raw material costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, response to new concepts, our ability to integrate acquisitions, risks associated with digital sales, our ability to maintain and expand our digital sales channels, any material disruptions or security breaches with respect to our technology systems, the departure of one or more key senior executives, import risks (including any shortage of transportation capacities or delays at ports), changes to U.S. and foreign trade policies (including the enactment of tariffs, border adjustment taxes or increases in duties or quotas), the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, failure of our manufacturers and third-party vendors to comply with our social compliance program, risks related to environmental, social and governance activities, changes in our effective income tax rate, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in our filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

###

(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	January 31,
	2022	2021	2020

Net sales	$1,332,199	$1,088,393	$1,169,578
Cost of sales (excluding store impairment)	964,903	798,341	821,174
Store impairment	—	968	14,611
Gross profit	367,296	289,084	333,793
Selling, general and administrative expenses	313,988	254,304	281,307
Goodwill impairment	—	—	13,911
Income from operations	53,308	34,780	38,575
Other (loss) income, net	(1,432)	802	1,041
Income before income taxes	51,876	35,582	39,616
Income tax expense	10,924	7,008	20,077
Net income	$40,952	$28,574	$19,539

Net income per common share:
Basic	$0.42	$0.29	$0.20
Diluted	$0.41	$0.29	$0.20

Weighted-average common shares outstanding:
Basic	97,467,049	97,798,872	97,976,236
Diluted	98,738,272	99,085,513	98,934,004

AS A PERCENTAGE OF NET SALES
Net sales	100.0%	100.0%	100.0%
Cost of sales (excluding store impairment)	72.4%	73.3%	70.2%
Store impairment	—	0.1%	1.3%
Gross profit	27.6%	26.6%	28.5%
Selling, general and administrative expenses	23.6%	23.4%	24.1%
Goodwill impairment	—	—	1.1%
Income from operations	4.0%	3.2%	3.3%
Other (loss) income, net	(0.1%)	0.1%	0.1%
Income before income taxes	3.9%	3.3%	3.4%
Income tax expense	0.8%	0.7%	1.7%
Net income	3.1%	2.6%	1.7%

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(amounts in thousands, except share and per share data)

(unaudited)

	Twelve Months Ended
	January 31,
	2022	2021	2020

Net sales	$4,548,763	$3,449,749	$3,983,789
Cost of sales (excluding store impairment)	3,054,813	2,572,347	2,729,352
Store impairment	—	15,496	14,611
Gross profit	1,493,950	861,906	1,239,826
Selling, general and administrative expenses	1,085,384	857,934	993,990
Goodwill impairment	—	—	13,911
Income from operations	408,566	3,972	231,925
Other (loss) income, net	(3,935)	(459)	7,795
Income before income taxes	404,631	3,513	239,720
Income tax expense	94,015	2,277	71,624
Net income	$310,616	$1,236	$168,096

Net income per common share:
Basic	$3.17	$0.01	$1.68
Diluted	$3.13	$0.01	$1.67

Weighted-average common shares outstanding:
Basic	98,022,583	97,817,651	99,833,011
Diluted	99,268,705	98,522,776	100,588,677

AS A PERCENTAGE OF NET SALES
Net sales	100.0%	100.0%	100.0%
Cost of sales (excluding store impairment)	67.2%	74.6%	68.5%
Store impairment	—	0.4%	0.4%
Gross profit	32.8%	25.0%	31.1%
Selling, general and administrative expenses	23.8%	24.9%	25.0%
Goodwill impairment	—	—	0.3%
Income from operations	9.0%	0.1%	5.8%
Other (loss) income, net	(0.1%)	(0.0%)	0.2%
Income before income taxes	8.9%	0.1%	6.0%
Income tax expense	2.1%	0.1%	1.8%
Net income	6.8%	0.0%	4.2%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	January 31,	January 31,	January 31,
	2022	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$206,575	$395,635	$221,839
Marketable securities	239,420	174,695	211,453
Accounts receivable, net of allowance for doubtful accounts of $1,348, $4,028 and $880, respectively	63,760	89,952	88,288
Inventory	569,699	389,618	409,534
Prepaid expenses and other current assets	206,293	173,432	122,282
Total current assets	1,285,747	1,223,332	1,053,396
Property and equipment, net	1,145,085	967,422	890,032
Operating lease right-of-use assets	1,000,255	1,114,762	1,170,531
Marketable securities	223,557	123,662	97,096
Deferred income taxes and other assets	136,703	117,167	104,578
Total Assets	$3,791,347	$3,546,345	$3,315,633

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$304,246	$237,386	$167,871
Current portion of operating lease liabilities	236,315	254,703	221,593
Accrued expenses, accrued compensation and other current liabilities	440,912	414,043	249,306
Total current liabilities	981,473	906,132	638,770
Non-current portion of operating lease liabilities	951,080	1,074,009	1,137,495
Long-term debt	—	—	—
Deferred rent and other liabilities	113,054	88,846	84,013
Total Liabilities	2,045,607	2,068,987	1,860,278

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 96,431,044, 97,815,985 and 97,976,815 shares issued and outstanding, respectively	10	10	10
Additional paid-in-capital	—	19,360	9,477
Retained earnings	1,770,560	1,475,108	1,473,872
Accumulated other comprehensive loss	(24,830)	(17,120)	(28,004)
Total Shareholders’ Equity	1,745,740	1,477,358	1,455,355
Total Liabilities and Shareholders’ Equity	$3,791,347	$3,546,345	$3,315,633

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Cash Flows

(amounts in thousands)

(unaudited)

	Twelve Months Ended
	January 31,
	2022	2021	2020
Cash flows from operating activities:
Net income	$310,616	$1,236	$168,096
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	105,672	103,771	112,256
Non-cash lease expense	193,032	197,088	190,652
(Benefit) provision for deferred income taxes	(2,695)	(14,270)	1,451
Share-based compensation expense	25,741	20,300	21,109
Goodwill impairment	—	—	13,911
Store impairment	—	15,496	14,611
Loss on disposition of property and equipment, net	1	779	1,643
Changes in assets and liabilities:
Receivables	26,029	(1,223)	(7,825)
Inventory	(181,898)	22,381	(39,101)
Prepaid expenses and other assets	(10,209)	(25,239)	(16,308)
Payables, accrued expenses and other liabilities	124,840	152,905	22,661
Operating lease liabilities	(231,810)	(187,410)	(209,263)
Net cash provided by operating activities	359,319	285,814	273,893
Cash flows from investing activities:
Cash paid for property and equipment	(262,429)	(159,242)	(217,433)
Cash paid for marketable securities	(505,936)	(338,918)	(397,220)
Sales and maturities of marketable securities	280,701	396,260	428,508
Net cash used in investing activities	(487,664)	(101,900)	(186,145)
Cash flows from financing activities:
Borrowings under debt	—	220,000	—
Repayments of debt	—	(220,000)	—
Proceeds from the exercise of stock options	3,290	495	974
Share repurchases related to share repurchase program	(55,765)	(7,036)	(217,421)
Share repurchases related to taxes for share-based awards	(7,790)	(3,876)	(5,600)
Net cash used in financing activities	(60,265)	(10,417)	(222,047)
Effect of exchange rate changes on cash and cash equivalents	(450)	299	(2,122)
(Decrease) increase in cash and cash equivalents	(189,060)	173,796	(136,421)
Cash and cash equivalents at beginning of period	395,635	221,839	358,260
Cash and cash equivalents at end of period	$206,575	$395,635	$221,839

Important Information Regarding Non-GAAP Financial Measures

In addition to evaluating the financial condition and results of our operations in accordance with U.S. generally accepted accounting principles (“GAAP”), from time to time our management evaluates and analyzes results and any impact on the Company of certain events outside of normal, or “core,” business and operations, by considering adjusted financial measures not prepared in accordance with GAAP. Examples of items that we consider non-core include store and goodwill impairment charges and income tax expense related to valuation allowances attributable to net losses of certain foreign operations. In order to improve the transparency of our disclosures, provide a meaningful presentation of results from our core business operations and improve period-over-period comparability, we have included certain adjusted financial measures for fiscal 2020 that exclude the impact of these non-core business items. There were no adjusted financial measures for fiscal 2022.

We believe these adjusted financial measures are important indicators of our recurring results of operations because they exclude items that may not be indicative of, or are unrelated to, our underlying results of operations and provide a useful baseline for analyzing trends in our underlying business. Management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company’s financial position, results of operations or cash flows and should therefore be considered in assessing the Company’s actual and future financial condition and performance. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies.

URBAN OUTFITTERS, INC.

Reconciliation of Non-GAAP Financial Measures

(amounts in thousands, except per share data)

(unaudited)

Reconciliation of Adjusted Gross Profit:
	Three Months Ended
	January 31,
	2022		2020
	$'s	% of Net Sales	$'s	% of Net Sales

Gross profit (GAAP)	$367,296	27.6%	$333,793	28.5%
Adjustments:
Store impairment charges (a)	—		14,611
Adjusted gross profit (Non-GAAP)	$367,296	27.6%	$348,404	29.8%

Reconciliation of Adjusted Income from Operations:
	Three Months Ended
	January 31,
	2022		2020
	$'s	% of Net Sales	$'s	% of Net Sales

Income from operations (GAAP)	$53,308	4.0%	$38,575	3.3%
Adjustments:
Store impairment charges (a)	—		14,611
Goodwill impairment charge (b)	—		13,911
Adjusted income from operations (Non-GAAP)	$53,308	4.0%	$67,097	5.7%

Reconciliation of Adjusted Income Tax Expense and Adjusted Effective Tax Rate:
	Three Months Ended
	January 31,
	2022		2020
	$'s		$'s

Income before income taxes (GAAP)	$51,876		$39,616
Adjustments:
Store impairment charges (a)	—		14,611
Goodwill impairment charge (b)	—		13,911
Adjusted income before income taxes (Non-GAAP)	$51,876		$68,138

Income tax expense (GAAP)	$10,924		$20,077
Adjustments:
Provision for income taxes on adjustments (c)	—		6,799
Impact of income tax valuation allowances (d)	—		(7,809)
Adjusted income tax expense (Non-GAAP)	$10,924		$19,067

Effective income tax rate (GAAP)	21.1%		50.7%
Adjustments	—		(22.7)
Adjusted effective income tax rate (Non-GAAP)	21.1%		28.0%

URBAN OUTFITTERS, INC.

Reconciliation of Non-GAAP Financial Measures

(amounts in thousands, except per share data)

(unaudited)

Reconciliation of Adjusted Net Income and Adjusted Diluted EPS:
	Three Months Ended
	January 31,
	2022		2020
	$'s	% of Net Sales	$'s	% of Net Sales

Net income (GAAP)	$40,952	3.1%	$19,539	1.7%
Adjustments:
Store impairment charges (a)	—		14,611
Goodwill impairment charge (b)	—		13,911
Provision for income taxes on adjustments (c)	—		(6,799)
Impact of income tax valuation allowances (d)	—		7,809
Adjusted net income (Non-GAAP)	$40,952	3.1%	$49,071	4.2%

Diluted EPS (GAAP)	$0.41		$0.20
Adjustments, net of tax	—		0.30
Adjusted diluted EPS (Non-GAAP)	$0.41		$0.50

(a) Store impairment charges relate to eight retail locations during the three months ended January 31, 2020. The Company assessed the current and future performance of its retail locations and it was determined that these locations would not be able to generate sufficient cash flow over the expected remaining lease term to recover the carrying value of the property and equipment.

(b) The Company evaluated the fair value of the Menus & Venues division as compared to the carrying value and determined that the goodwill assigned to the reporting unit is impaired in full.

(c) The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

(d) During the three months ended January 31, 2020, the Company recorded income tax expense related to valuation allowances attributable to net losses of certain foreign operations.